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


 STATE OF ARKANSAS                      )
                                        ) AFFIDAVIT OF BRUCE JOHANSON
 COUNTY OF WASHINGTON                   )

         PERSONALLY APPEARED BEFORE ME, Bruce Johanson, who, being duly sworn, deposes and says that:

         1. I am a principal in the firm of Johanson Consulting, Inc., located in Fayetteville, Arkansas. This firm conducts compensation surveys and compensation analyses for a variety of corporate clients, including banks. We have been doing this sort of work for The Conway National Bank since the early 1990's.

         2. Each year we collect data from The Conway National Bank regarding what they pay each employee. We also collect data from a variety of other sources - such as the South Carolina Banker's Association, other banks, online surveys, and industry data - to establish what the market pay is for these same positions. Then we compare what The Conway National Bank is paying for each position against the market pay for that position. We put this information in the form of a report every year, called the JESAP Update, and show this information in both numerical and graph formats. In the 2005 JESAP Update which was prepared in fall of 2004, for example, Exhibit 5 is a graph showing the "market lines" for pay and the line for what the Bank was paying. The line for the Bank's pay is below most of the market pay lines. In addition, Jennings Duncan requested that certain market comparison numbers were too high in this report and to eliminate them, thus helping to improve the gap between the Bank's pay and the market pay, though the true larger gap still existed. In this report and previous past updates, our firm typically eliminates any position's salary that 50% or higher than the Bank's comparable salary level. The elimination of additional numbers when we present our findings is not a common practice.

         3. When doing this kind of compensation analysis for other banks, we would typically present our findings to the entire Board of Directors. Neither Willis Duncan nor Jennings Duncan ever asked us to present our findings to the entire Board of Directors of The Conway National Bank, and we never did so.

         4. Beginning two or three years ago, our data started to show that pay at The Conway National Bank was starting to fall behind. I discussed this with Jennings Duncan, and recall mentioning the point that the Bank would eventually see an increased amount of employee turnover. The 2005 JESAP Update showed, at
 Exhibit 6, that the Bank's full time employees were approximately 2.88% below the market, (As noted, the true variance was actually larger, closer to 4.62%). This is not a severe shortfall and can be corrected - but a business has to be willing to correct it, and my impression was that this Bank was not willing to correct it.

         5. There was a substantial pay gap at the teller level. For example, the 2005 JESAP Update shows that some tellers were as much as 20% to 25% below market. The gap at the Head Teller level reached as high as 35%. When I discussed the market pay scale for tellers, Jennings told me that the Bank could not afford to pay that much.

         6. There was also a pay gap at the loan supervisor and loan officer levels. Some of the gaps were 40%, 28%, 19%, and 12%. And this is after the variance between the bank line and market line was lowered.

         7. There was an anomaly at the upper levels of executive compensation. The 2005 JESAP Update shows Jennings Duncan, the Bank's President/CEO, being paid at a rate of $183,360 in base salary, which our data showed was roughly 15.89% below the market. I discussed this with him, and he told me that he was essentially "splitting" his salary with his father, Willis Duncan, who was classified as "Chairman of the Board." The report shows Willis Duncan's base salary rate at $77,640.00. In effect, therefore, Jennings Duncan was "splitting" a salary of 261,000.00 with his father.

         8. By depressing his own salary in order to "split" with his father, Jennings Duncan was creating an unrealistic ceiling of executive pay in his position and those below him. As long as he was "splitting" his salary with his father, the executives below him were going to be paid under market. This is not a healthy situation in terms of maintaining the Bank's competitiveness.

         9. Our data shows that a typical President for a bank like The Conway National Bank would have a base salary in the range of $300,000. I understand that the Bank's current President, Phil Hucks, has a base salary of $230,000.00. This is well within the market range for that position, and in fact is still a bit low, In fact, it is $31,000 less than the "split" salary for Jennings Duncan and Willis Duncan in the 2005 JESAP Update. The $190,000 base salary for Paul Dusenbury, the Executive Vice-President, is closer to the market. I am familiar with executive compensation levels for area Banks in South Carolina and the Southeast region, and would not consider either the Hucks or Dusenbury salaries to be excessive or unreasonable.


                                               s/Bruce Johanson
                                               ---------------------------------
                                               Bruce Johanson

 SWORN and subscribed to before me this 21 day of March, 2006.

s/Jennifer Doughty         (L. S.)
----------------------------------
Jennifer Doughty
 Notary Public of Arkansas

My Commission # 12346253
Expires: February 2, 2016
Washington County

Dear _______________________

You should have recently received a Proxy Statement from CNB Corporation urging you to elect Blue Ribbon Directors to help lead CNB into a new era of growth and profitability. This election is about the future of CNB Corporation and The Conway National Bank, and I want you to know that I am personally committed to making sure you have all of the information you reasonably need to make an informed decision.

Please support the CNB Board of Directors' candidates for the Board of Directors
- Billy Benson, Paul Dusenbury, George Heyward Goldfinch and Russell Holliday, all of whom are outstanding individuals with strong ties to the communities we serve. Each of them has outstanding business and professional talents that will help The Conway National Bank grow stronger in this very competitive market.

If you look at the track record of CNB over the last several years, it may appear that your stock has been a good investment. It has, but according to The Carson Medlin Company's Independent Bank Index, a $100 investment in CNB in 2000 would have been worth $111 in 2001 and $199 in 2005. (Please see the "Performance Graphs" section in the Board's Proxy Statement for more information about this index.)

Here is the problem - that same $100 investment in an average independent community bank in the index would have grown to $124 by 2001 and $252 by 2005. This is what bank analysts call a performance gap. That performance gap was $13 in 2001, and the gap has grown to $53 in 2005 (See Comparative Graphs attached).

Not only have we been out performed by these other community banks by an average of $53 over the past five years, this comparison only assumes an average performance. More specifically, see our performance comparison with Coastal Federal, our major market competition, during the Duncan era at the bank. This performance was not acceptable to the majority of the Board of Directors, nor do we believe it is acceptable to you, the shareholder.

Almost a year ago, our Board of Directors instituted a change in management that resulted from years of frustration in dealing with management's resistance to accountability; adequate compensation for employees; and reluctance to institute competitive banking policies. The removal of our Chairman and President was compelled by their failure to cooperate with the Directors for governance reform. As you know, SC law and the Comptroller of the Currency make it absolutely clear that the ultimate responsibility for the company's management rests with the Directors.

Improvement in assets, total loans, deposits and net income are already apparent. Please help us continue this momentum by re-electing Billy Benson and Paul R. Dusenbury, Bank stalwarts over the past 20+ years, and electing George Heyward Goldfinch and Russell Holliday as new energetic Board members who will bring additional community perspective as outside directors to help re-invigorate this corporation, and move us forward.

Let me put to rest a rumor that is circulating. No sitting director or any candidate on CNB Corporation's slate of prospective directors has, or ever had, any intention to sell The Conway National Bank. Furthermore, CNB Corporation cannot be sold without the approval of at least two-thirds of the outstanding shares, and in some cases, approval of 80% of the shares would be required.

I want the bank to grow and prosper while we maintain our commitment to community values. With your help, we can do it. When you review this Blue Ribbon slate, I feel sure you will agree that this is the team we need to lead CNB Corporation and The Conway National Bank into the future.

You will soon be receiving a call to make sure you have all of the information you reasonably need to cast your vote. In the meantime, please call me at my office or at my home if I can respond to any concerns.

Sincerely,

                                                        Net Income Conway National and Coastal Federal

                                                            [Bar  Graph  showing the following data.]

(Thousands of Dollars)                         1990Y   1991Y   1992Y   1993Y   1994Y   1995Y   1996Y   1997Y   1998Y   1999Y   2000Y
                                               -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----
Net Income Conway National .................   2,277   2,465   2,905   3,324   3,520   3,779   4,106   4,842   5,546   6,143   6,349
Net Income Coastal Federal .................   1,671   2,182   2,849   4,279   3,290   3,776   3,808   5,977   6,754   7,841   8,590

(Thousands of Dollars)                         2001Y   2002Y   2003Y   2004Y   2005Y
                                               -----   -----   -----   -----   -----
Net Income Conway National ................    6,489   7,236   7,719   8,337   9,538
Net Income Coastal Federal ................    9,359  10,321  11,950  16,203  18,476

SNL Financial LC of Charlottsville Virginia - SNL compiles financial data from call reports and SEC filings on banks and thrifts

                                 CNB CORPORATION
                           Five Year Performance Index

               [Line Graph displaying the data in the table below]


                                    2000    2001    2002    2003    2004    2005
                                    ----    ----    ----    ----    ----    ----
        CNB Corporation .........    100     111     124     155     166     199
        Independent Bank Index ..    100     124     154     210     249     252




The Carson Medlin Company